Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN COASTAL INSURANCE CORPORATION REPORTS FINANCIAL RESULTS

FOR ITS SECOND QUARTER ENDED JUNE 30, 2026

Company to Host Quarterly Conference Call at 5:00 P.M. ET on August 5, 2026

The information in this press release should be read in conjunction with an earnings presentation that is available on the Company's website at investors.amcoastal.com/events-and-presentations.

St. Petersburg, FL - August 5, 2026: American Coastal Insurance Corporation (Nasdaq: ACIC) ("ACIC" or the "Company"), a property and casualty insurance holding company, today reported its financial results for the second quarter ended June 30, 2026.

($ in thousands, except for per share data)	Three Months Ended June 30,			Six Months Ended June 30,
	2026	2025	Change	2026	2025	Change
Gross premiums written	$216,304	$228,346	(5.3)%	$365,699	$426,198	(14.2)%
Gross premiums earned	138,730	165,460	(16.2)%	279,864	327,561	(14.6)%
Net premiums earned	69,698	78,443	(11.1)%	135,309	146,715	(7.8)%
Total revenue	82,597	86,467	(4.5)%	153,821	158,669	(3.1)%
Income from continuing operations, net of tax	21,896	28,037	(21.9)%	41,150	47,748	(13.8)%
Income (loss) from discontinued operations, net of tax	—	(1,595)	NM	—	42	NM
Consolidated net income	$21,896	$26,442	(17.2)%	$41,150	$47,790	(13.9)%
Net income available to ACIC stockholders per diluted share
Continuing Operations	$0.44	$0.56	(21.4)%	$0.83	$0.96	(13.5)%
Discontinued Operations	—	(0.03)	NM	—	—	NM
Total	$0.44	$0.53	(17.0)%	$0.83	$0.96	(13.5)%

Reconciliation of net income to core income:
Plus: Non-cash amortization of intangible assets	$610	$610	—%	$1,220	$1,219	0.1%
Less: Income (loss) from discontinued operations, net of tax	—	(1,595)	NM	—	42	NM
Less: Net realized gains on investment portfolio	3,264	—	NM	3,270	1,382	NM
Less: Unrealized gains on equity securities	4,233	2,231	89.7%	4,761	268	NM
Less: Net tax impact (1)	(1,446)	(340)	NM	(1,430)	(91)	NM
Core income(2)	16,455	26,756	(38.5)%	35,769	47,408	(24.6)%
Core income per diluted share (2)	$0.33	$0.54	(38.9)%	$0.72	$0.96	(25.0)%

Book value per share				$7.21	$6.00	20.2%

NM = Not Meaningful

(1) In order to reconcile net income to the core income measures, the Company included the tax impact of all adjustments using the 21% federal corporate tax rate.

(2) Core income and core income per diluted share, both of which are measures that are not based on generally accepted accounting principles ("GAAP"), are reconciled above to net income and net income per diluted share, respectively, the most directly comparable GAAP measures. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section below.

Exhibit 99.1

Comments from President & Chief Executive Officer, B. Bradford Martz:

“Our second quarter reflects the discipline we've committed to at every stage of the market cycle. As Florida pricing comes off a generational peak, we remain focused on underwriting profitability rather than chasing new business at inadequate rates. That brought core income during the quarter to $16.5 million while still delivering a 68.7% underlying combined ratio and a 20% core return on equity, both among the best in the industry.

What matters most is that American Coastal got stronger. Book value per share grew more than 20% over the past year to $7.21, Kroll upgraded our rating during the quarter, and our June 1 reinsurance renewal secured broader protection at a lower cost that mitigates much of the impact of rate change on net premiums earned. We built the number one commercial-residential franchise in the peak zone for hurricane risk in the world, and our E&S growth platform is how we intend to take that same underwriting discipline into other classes of commercial property as well as new geographies. With E&S already adding $28.7 million of premium year to date and a track record of profitability every year since 2007, we're confident we can keep compounding value and extend our business to new markets with sustainable competitive advantages.”

Return on Equity and Core Return on Equity

The calculations of the Company's return on equity and core return on equity are shown below.

($ in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Income from continuing operations, net of tax	$21,896	$28,037	$41,150	$47,748
Return on equity based on GAAP income from continuing operations, net of tax (1)	26.6%	43.6%	25.0%	37.1%

Income (loss) from discontinued operations, net of tax	$—	$(1,595)	$—	$42
Return on equity based on GAAP income (loss) from discontinued operations, net of tax (1)	—%	(2.5)%	—%	—%

Consolidated net income	$21,896	$26,442	$41,150	$47,790
Return on equity based on GAAP net income (1)	26.6%	41.1%	25.0%	37.1%

Core income	$16,455	$26,756	$35,769	$47,408
Core return on equity (1)(2)	20.0%	41.6%	21.7%	36.8%

(1) Return on equity for the three and six months ended June 30, 2026 and 2025 is calculated on an annualized basis by dividing the net income or core income for the period by the average stockholders' equity for the trailing twelve months.

(2) Core return on equity, a measure that is not based on GAAP, is calculated based on core income, which is reconciled on the first page of this press release to net income, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section below.

Exhibit 99.1

Combined Ratio and Underlying Ratio

The calculations of the Company's combined ratio and underlying combined ratio are shown below.

($ in thousands)	Three Months Ended June 30,				Six Months Ended June 30,
	2026	2025	Change		2026	2025	Change

Loss ratio, net(1)	27.0%	19.8%	7.2	pts	21.5%	18.4%	3.1	pts
Expense ratio, net(2)	47.3%	40.8%	6.5	pts	48.8%	44.3%	4.5	pts
Combined ratio (CR)(3)	74.3%	60.6%	13.7	pts	70.3%	62.7%	7.6	pts
Effect of current year catastrophe losses on CR	4.5%	—%	4.5	pts	2.4%	—%	2.4	pts
Effect of prior year unfavorable (favorable) development on CR	1.1%	(1.6)%	2.7	pts	(0.7)%	(2.4)%	1.7	pts
Underlying combined ratio(4)	68.7%	62.2%	6.5	pts	68.6%	65.0%	3.6	pts

(1) Loss ratio, net, is calculated as losses and loss adjustment expenses ("LAE"), net of losses ceded to reinsurers, relative to net premiums earned.

(2) Expense ratio, net, is calculated as the sum of all operating expenses, less interest expense relative to net premiums earned.

(3) Combined ratio is the sum of the loss ratio, net, and expense ratio, net.

(4) Underlying combined ratio, a measure that is not based on GAAP, is reconciled above to the combined ratio, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section below.

Combined Ratio Analysis

The calculations of the Company's loss ratios and underlying loss ratios are shown below.

	Three Months Ended June 30,				Six Months Ended June 30,
	2026	2025	Change		2026	2025	Change
Net loss and LAE	$18,833	$15,540	$3,293		$29,076	$26,929	$2,147
% of Gross earned premiums	13.6%	9.4%	4.2	pts	10.4%	8.2%	2.2	pts
% of Net earned premiums	27.0%	19.8%	7.2	pts	21.5%	18.4%	3.1	pts
Less:
Current year catastrophe losses	$3,118	$—	$3,118		$3,232	$—	$3,232
Prior year reserve unfavorable (favorable) development	767	(1,275)	2,042		(899)	(3,469)	2,570
Underlying loss and LAE (1)	$14,948	$16,815	$(1,867)		$26,743	$30,398	$(3,655)
% of Gross earned premiums	10.8%	10.2%	0.6	pts	9.6%	9.3%	0.3	pts
% of Net earned premiums	21.5%	21.4%	0.1	pts	19.8%	20.7%	(0.9)	pts

(1) Underlying loss and LAE is a non-GAAP financial measure and is reconciled above to loss and LAE, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

The calculations of the Company's expense ratios are shown below.

	Three Months Ended June 30,				Six Months Ended June 30,
	2026	2025	Change		2026	2025	Change
Policy acquisition costs	$22,703	$24,257	$(1,554)		$45,096	$47,723	$(2,627)
General and administrative	10,266	7,778	2,488		20,969	17,284	3,685
Total operating expenses	$32,969	$32,035	$934		$66,065	$65,007	$1,058
% of Gross earned premiums	23.8%	19.4%	4.4	pts	23.6%	19.8%	3.8	pts
% of Net earned premiums	47.3%	40.8%	6.5	pts	48.8%	44.3%	4.5	pts

Exhibit 99.1

Quarter to Date Financial Results

Net income for the second quarter ended June 30, 2026 was $21.9 million, or $0.44 per diluted share, compared to net income of $26.4 million, or $0.53 per diluted share, for the second quarter ended June 30, 2025. The primary driver of the change in net income during the second quarter of 2026 was lower net premiums earned driven by decreased gross premiums earned.

The Company's total gross written premium decreased by $12.0 million, or 5.3%, to $216.3 million for the second quarter ended June 30, 2026, from $228.3 million for the second quarter ended June 30, 2025. Gross premiums earned decreased $26.8 million, or 16.2%, to $138.7 million for the second quarter ended June 30, 2026 from $165.5 million for the second quarter ended June 30, 2025. These changes are attributed to a 24% decrease in our net pricing year-over-year as the market continued to soften. Ceded premiums earned decreased $18.0 million, or 20.7%, to $69.0 million for the second quarter ended June 30, 2026 from $87.0 million for the second quarter ended June 30, 2025. The breakdown of the quarter-over-quarter changes in these premiums is shown in the table below. More detail regarding the Company's ceded premiums can be seen in the "Reinsurance Costs as a Percentage of Gross Earned Premium" section below.

($ in thousands)	Three Months Ended June 30,
	2026	2025	Change $	Change %
Gross premiums written	$216,304	$228,346	$(12,042)	(5.3)%
Change in gross unearned premiums	(77,574)	(62,886)	(14,688)	23.4%
Gross premiums earned	138,730	165,460	(26,730)	(16.2)%
Ceded premiums written	(203,070)	(222,652)	19,582	(8.8)%
Change in ceded unearned premiums	134,038	135,635	(1,597)	(1.2)%
Ceded premiums earned	(69,032)	(87,017)	17,985	(20.7)%
Net premiums earned	$69,698	$78,443	$(8,745)	(11.1)%

Losses and LAE increased by $3.3 million, or 21.3%, to $18.8 million for the second quarter ended June 30, 2026, from $15.5 million for the second quarter ended June 30, 2025. Loss and LAE expense as a percentage of net earned premiums increased 7.2 points to 27.0% for the second quarter ended June 30, 2026, compared to 19.8% for the second quarter ended June 30, 2025. Excluding catastrophe losses and reserve development, the Company's gross underlying loss and LAE ratio for the second quarter ended June 30, 2026, would have been 10.8%, an increase of 0.6 points, from 10.2% for the second quarter ended June 30, 2025.

Policy acquisition costs decreased by $1.6 million, or 6.6%, to $22.7 million for the second quarter ended June 30, 2026, from $24.3 million for the second quarter ended June 30, 2025, primarily due to decreased external management fees as a product of the decrease in gross premiums shown above. This was partially offset by a decrease in ceding commission income as a result of the Company's quota share reinsurance coverage decreasing from 20% to 15%, effective June 1, 2025.

General and administrative expenses increased by $2.5 million, or 32.1%, to $10.3 million for the second quarter ended June 30, 2026, from $7.8 million for the second quarter ended June 30, 2025, driven by increased salary-related expenses, primarily due to a non-recurring employee retention tax credit refund that was received during the second quarter of 2025. This change was partially offset by a decrease in amortization. This decrease in amortization corresponds with the decrease seen in other income.

Reinsurance Costs as a Percentage of Gross Earned Premium

Exhibit 99.1

Reinsurance costs as a percentage of gross earned premium in the second quarter of 2026 and 2025 were as follows:

	2026	2025
Non-at-Risk	(0.4)%	(0.3)%
Quota Share	(11.9)%	(15.1)%
All Other	(37.5)%	(37.2)%
Total Ceding Ratio	(49.8)%	(52.6)%

Ceded premiums earned related to the Company's quota share reinsurance coverage decreased as the result of a decrease in the cession rate from 20% to 15% effective June 1, 2025. The Company's excess-of-loss coverage remained relatively flat, however, pricing decreases driven by a softening reinsurance market allowed the Company to purchase additional coverage in the current year to both raise the exhaustion point of our catastrophe coverage and replace the coverage lost with the decrease in quota share coverage. These actions resulted in a decrease in our overall ceding ratio, while enhancing our coverage in the current year.

Investment Portfolio Highlights

The Company's cash, cash equivalents, restricted cash and investment holdings increased from $647.7 million at December 31, 2025, to $650.0 million at June 30, 2026. The Company's cash and investment holdings consist primarily of investments in U.S. government and agency securities, corporate debt, mutual funds and investment grade money market instruments. Fixed maturities represented approximately 71.6% of total investments at June 30, 2026, compared to 71.3% of total investments at December 31, 2025. The Company's fixed maturity investments had a modified duration of 2.3 years at June 30, 2026, compared to 2.5 years at December 31, 2025.

Book Value Analysis

Exhibit 99.1

Book value per common share increased 10.7% from $6.51 at December 31, 2025, to $7.21 at June 30, 2026. Underlying book value per common share increased 10.9% from $6.66 at December 31, 2025, to $7.39 at June 30, 2026. An increase in the Company's retained earnings as a result of net income for the six months ended June 30, 2026 drove the increase in the Company's book value per share. As shown in the table below, removing the effect of Accumulated Other Comprehensive Income ("AOCI"), caused by capital market conditions, increases the Company's book value per common share at June 30, 2026.

($ in thousands, except for share and per share data)
	June 30, 2026	December 31, 2025
Book Value per Share
Numerator:
Common stockholders' equity	$340,788	$317,565
Denominator:
Total Shares Outstanding	47,271,828	48,764,802
Book Value Per Common Share	$7.21	$6.51

Book Value per Share, Excluding the Impact of AOCI
Numerator:
Common stockholders' equity	$340,788	$317,565
Less: Accumulated other comprehensive loss	(8,544)	(7,242)
Stockholders' Equity, excluding AOCI	$349,332	$324,807
Denominator:
Total Shares Outstanding	47,271,828	48,764,802
Underlying Book Value Per Common Share(1)	$7.39	$6.66

(1) Underlying book value per common share is a non-GAAP financial measure and is reconciled above to book value per common share, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section below.

Conference Call Details

Date and Time: August 5, 2026 - 5:00 P.M. ET

Participant Dial-In: (United States): 833-461-5787

(International): 585-542-9983

Meeting ID: 181 721 111

Webcast: To listen to the live webcast, please go to https://investors.amcoastal.com and click on the conference call link at the bottom of the page or go to: https://events.q4inc.com/attendee/181721111

An archive of the webcast will be available for a limited period of time thereafter.

Presentation: The information in this press release should be read in conjunction with an earnings presentation that is available on the Company's website at investors.amcoastal.com/events-and-presentations.

About American Coastal Insurance Corporation

American Coastal Insurance Corporation (amcoastal.com) is the holding company of the insurance carrier, American Coastal Insurance Company, which was founded in 2007 for the purpose of insuring Condominium and Homeowner Association properties, Apartments and Assisted Living Facilities in the state of Florida. American Coastal Insurance Company has an exclusive partnership for distribution of Condominium Association properties in the state of Florida with AmRisc Group (amriscgroup.com), one of the largest Managing General Agents in the country specializing in hurricane-exposed properties. American Coastal Insurance Company has earned an “A”, (“Exceptional”) Financial Stability Rating from Demotech and maintains an “A” insurance financial strength rating with a Stable outlook from KBRA. ACIC maintains a “BBB” issuer rating with a Stable outlook from KBRA.

Exhibit 99.1

Contact Information:
Alexander Baty
Vice President, Finance & Investor Relations, American Coastal Insurance Corp.
investorrelations@amcoastal.com
(727) 425-8076

Glen Akselrod
President & Founder, Bristol Investor Relations
ga@bristolir.com
(905) 326-1888

Definitions of Non-GAAP Measures

The Company believes that investors' understanding of ACIC's performance is enhanced by the Company's disclosure of the following non-GAAP measures. The Company's methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Net income (loss) excluding the effects of amortization of intangible assets, income (loss) from discontinued operations, realized gains (losses) and unrealized gains (losses) on equity securities, net of tax (core income (loss)) is a non-GAAP measure that is computed by adding amortization, net of tax, to net income (loss) and subtracting income (loss) from discontinued operations, net of tax, realized gains (losses) on the Company's investment portfolio, net of tax, and unrealized gains (losses) on the Company's equity securities, net of tax, from net income (loss). Amortization expense is related to the amortization of intangible assets acquired, including goodwill, through mergers and, therefore, the expense does not arise through normal operations. Investment portfolio gains (losses) and unrealized equity security gains (losses) vary independent of the Company's operations. The Company believes it is useful for investors to evaluate these components both separately and in the aggregate when reviewing the Company's performance. The most directly comparable GAAP measure is net income (loss). The core income (loss) measure should not be considered a substitute for net income (loss) and does not reflect the overall profitability of the Company's business.

Core return on equity is a non-GAAP ratio calculated using non-GAAP measures. It is calculated by dividing the core income (loss) for the period by the average stockholders’ equity for the trailing twelve months (or one quarter of such average, in the case of quarterly periods, or one half of such average, in the case of six-month periods). Core income (loss) is an after-tax non-GAAP measure that is calculated by excluding from net income (loss) the effect of income (loss) from discontinued operations, net of tax, non-cash amortization of intangible assets, including goodwill, unrealized gains or losses on the Company's equity security investments and net realized gains or losses on the Company's investment portfolio. In the opinion of the Company’s management, core income (loss), core income (loss) per share and core return on equity are meaningful indicators to investors of the Company's underwriting and operating results, since the excluded items are not necessarily indicative of operating trends. Internally, the Company’s management uses core income (loss), core income (loss) per share and core return on equity to evaluate

Exhibit 99.1

performance against historical results and establish financial targets on a consolidated basis. The most directly comparable GAAP measure is return on equity. The core return on equity measure should not be considered a substitute for return on equity and does not reflect the overall profitability of the Company's business.

Combined ratio excluding the effects of current year catastrophe losses and prior year reserve development (underlying combined ratio) is a non-GAAP measure, that is computed by subtracting the effect of current year catastrophe losses and prior year development from the combined ratio. The Company believes that this ratio is useful to investors, and it is used by management to highlight the trends in the Company's business that may be obscured by current year catastrophe losses and prior year development. Current year catastrophe losses cause the Company's loss trends to vary significantly between periods as a result of their frequency of occurrence and severity and can have a significant impact on the combined ratio. Prior year development is caused by unexpected loss development on historical reserves. The Company believes it is useful for investors to evaluate these components both separately and in the aggregate when reviewing the Company's performance. The most directly comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered as a substitute for the combined ratio and does not reflect the overall profitability of the Company's business.

Net loss and LAE excluding the effects of current year catastrophe losses and prior year reserve development (underlying loss and LAE) is a non-GAAP measure that is computed by subtracting the effect of current year catastrophe losses and prior year reserve development from net loss and LAE. The Company uses underlying loss and LAE figures to analyze the Company's loss trends that may be impacted by current year catastrophe losses and prior year development on the Company's reserves. As discussed previously, these two items can have a significant impact on the Company's loss trends in a given period. The Company believes it is useful for investors to evaluate these components both separately and in the aggregate when reviewing the Company's performance. The most directly comparable GAAP measure is net loss and LAE. The underlying loss and LAE measure should not be considered a substitute for net loss and LAE and does not reflect the overall profitability of the Company's business.

Book value per common share, excluding the impact of accumulated other comprehensive loss (underlying book value per common share), is a non-GAAP measure that is computed by dividing common stockholders' equity after excluding accumulated other comprehensive income (loss), by total common shares outstanding plus dilutive potential common shares outstanding. The Company uses the trend in book value per common share, excluding the impact of accumulated other comprehensive income (loss), in conjunction with book value per common share to identify and analyze the change in net worth attributable to management efforts between periods. The Company believes this non-GAAP measure is useful to investors because it eliminates the effect of interest rates that can fluctuate significantly from period to period and are generally driven by economic and financial factors that are not influenced by management. Book value per common share is the most directly comparable GAAP measure. Book value per common share, excluding the impact of accumulated other comprehensive income (loss), should not be considered a substitute for book value per common share and does not reflect the recorded net worth of the Company's business.

Discontinued Operations

On May 9, 2024, the Company entered into the Sale Agreement with Forza Insurance Holdings, LLC ("Forza") in which ACIC agreed to sell and Forza agreed to acquire 100% of the issued and outstanding stock of the Company's subsidiary, Interboro Insurance Company ("IIC"). Forza's application to acquire IIC was approved by the New York Department of Financial Services on February 13, 2025 and the sale closed on April 1, 2025. The Company received cash proceeds totaling $25,679,000 from the sale resulting in a loss on disposal of $247,000, net of tax impact. The Company also recognized a $1,348,000 loss, net of tax impact, on IIC's fixed maturity portfolio, which was included in Accumulated other comprehensive loss on the Company's Consolidated Balance Sheet prior to the sale.

Forward-Looking Statements

Statements made in this press release, or on the conference call identified above, and otherwise, that are not historical facts are “forward-looking statements”. The Company believes these statements are based on reasonable estimates, assumptions and

Exhibit 99.1

plans. However, if the estimates, assumptions, or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those expressed in, or implied by, the forward-looking statements. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words such as “may,” “will,” “expect,” "endeavor," "project," “believe,” "plan," “anticipate,” “intend,” “could,” “would,” “estimate” or “continue” or the negative variations thereof or comparable terminology. Factors that could cause actual results to differ materially may be found in the Company's filings with the U.S. Securities and Exchange Commission, in the “Risk Factors” section in the Company's most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date on which they are made, and, except as required by applicable law, the Company undertakes no obligation to update or revise any forward-looking statements.

Exhibit 99.1

Consolidated Statements of Comprehensive Income (Unaudited)

In thousands, except share and per share amounts

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
REVENUE:
Gross premiums written	$216,304	$228,346	$365,699	$426,198
Change in gross unearned premiums	(77,574)	(62,886)	(85,835)	(98,637)
Gross premiums earned	138,730	165,460	279,864	327,561
Ceded premiums earned	(69,032)	(87,017)	(144,555)	(180,846)
Net premiums earned	69,698	78,443	135,309	146,715
Net investment income	5,402	5,793	10,481	10,304
Net realized investment gains	3,264	—	3,270	1,382
Net unrealized gains on equity securities	4,233	2,231	4,761	268
Total revenue	82,597	86,467	153,821	158,669
EXPENSES:
Losses and loss adjustment expenses	18,833	15,540	29,076	26,929
Policy acquisition costs	22,703	24,257	45,096	47,723
General and administrative expenses	10,266	7,778	20,969	17,284
Interest expense	2,344	2,719	4,688	5,436
Total expenses	54,146	50,294	99,829	97,372
Income before other income	28,451	36,173	53,992	61,297
Other income (loss)	(48)	1,379	164	2,449
Income before income taxes	28,403	37,552	54,156	63,746
Provision for income taxes	6,507	9,515	13,006	15,998
Income from continuing operations, net of tax	$21,896	$28,037	$41,150	$47,748
Income (loss) from discontinued operations, net of tax	—	(1,595)	—	42
Net income	$21,896	$26,442	$41,150	$47,790
OTHER COMPREHENSIVE INCOME:
Change in net unrealized gains on investments	2,512	3,042	1,268	7,254
Reclassification adjustment for net realized investment gains	(3,264)	—	(3,270)	(1,382)
Income tax benefit related to items of other comprehensive income	700	—	700	—
Total comprehensive income	$21,844	$29,484	$39,848	$53,662

Weighted average shares outstanding
Basic	48,094,148	48,434,446	48,318,586	48,285,665
Diluted	49,303,289	49,636,088	49,559,755	49,556,882

Earnings available to ACIC common stockholders per share
Basic
Continuing operations	$0.46	$0.58	$0.85	$0.99
Discontinued operations	—	(0.03)	—	—
Total	$0.46	$0.55	$0.85	$0.99
Diluted
Continuing operations	$0.44	$0.56	$0.83	$0.96
Discontinued operations	—	(0.03)	—	—
Total	$0.44	$0.53	$0.83	$0.96

Dividends declared per share	$—	$—	$—	$—

Exhibit 99.1

Consolidated Balance Sheets (Unaudited)

In thousands, except share amounts

	June 30, 2026	December 31, 2025
ASSETS
Investments, at fair value:
Fixed maturities, available-for-sale	$238,403	$253,152
Equity securities	57,049	61,685
Other investments	37,347	40,053
Total investments	$332,799	$354,890
Cash and cash equivalents	218,943	198,762
Restricted cash	98,280	94,092
Total cash, cash equivalents and restricted cash	$317,223	$292,854
Accrued investment income	3,441	3,156
Property and equipment, net	869	723
Premiums receivable, net	119,915	70,447
Reinsurance recoverable on paid and unpaid losses, net	117,435	128,205
Ceded unearned premiums	224,760	109,697
Goodwill	59,476	59,476
Deferred policy acquisition costs, net	54,693	37,815
Intangible assets, net	2,203	3,471
Other assets	10,980	11,998
Total Assets	$1,243,794	$1,072,732
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$118,920	$165,701
Unearned premiums	335,452	249,616
Reinsurance payable on premiums	203,882	66,841
Accounts payable and accrued expenses	79,719	112,781
Operating lease liability	3,024	3,135
Notes payable, net	149,519	149,353
Other liabilities	12,490	7,740
Total Liabilities	$903,006	$755,167

Stockholders' Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	$—	$—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 49,288,637 and 48,976,885 issued, respectively; 47,271,828 and 48,764,802 outstanding, respectively	5	5
Additional paid-in capital	442,558	439,742
Treasury shares, at cost: 2,016,809 shares and 212,083 shares, respectively	(19,872)	(431)
Accumulated other comprehensive loss	(8,544)	(7,242)
Retained earnings (deficit)	(73,359)	(114,509)
Total Stockholders' Equity	$340,788	$317,565
Total Liabilities and Stockholders' Equity	$1,243,794	$1,072,732